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                                   EXHIBIT 99
                                   ----------

October 30, 2006



FOR IMMEDIATE RELEASE:

CONTACT:
     Trent B. Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio  44622-0038
     (330) 364-7777

             FFD Financial Corporation Reports Net Earnings For The
                     Three Months Ended September 30, 2006

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended September 30, 2006, of $442,000, or per share diluted earnings of $.37, compared to net earnings of $308,000, or $.26 per diluted share reported for the comparable three-month period in 2005. The $134,000, or 43.5%, increase in net earnings resulted from an increase of $296,000, or 22.3%, in net interest income which was partially offset by increases of $70,000, or 44.0%, in the provision for federal income taxes, $37,000, or 3.6%, in general, administrative and other expenses, $33,000, or 110.0%, in the provision for losses on loans, and a decrease of $22,000 or 11.5% in other income.

The increase in net interest income was primarily due to increases in yields and average balances of loans receivable and other interest-earning assets, which were partially offset by increases in the cost of new and repricing deposits during the period. Borrowing costs decreased period to period because decreases in the average balance outweighed the increase in interest rates. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The decrease in other income was the result of a $26,000 decline in mortgage banking income from a continued soft residential mortgage market and the absence of a $16,000 pre-tax gain from a holdback payment recorded in 2005 from the sale of stock in Intrieve, Incorporated, which were partially offset by an increase of $20,000 in service charges and other fee income.

FFD Financial Corporation reported total assets at September 30, 2006 of $160.5 million, total liabilities of $141.6 million, including deposits of $126.3 million, and shareholders' equity of $19.0 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and limited service offices in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
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                           FFD Financial Corporation

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                    September 30,      June 30,
      ASSETS                                                 2006          2006
                                                      (unaudited)
Cash and cash equivalents                                $  9,537      $  7,692
Investment securities                                       3,431         3,353
Mortgage-backed securities                                    406           561
Loans receivable                                          142,166       144,556
Other assets                                                4,997         5,071
                                                         --------      --------
      Total assets                                       $160,537      $161,233
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $126,275      $121,919
Borrowings                                                 12,931        18,428
Other liabilities                                           2,408         2,523
                                                         --------      --------
      Total liabilities                                   141,614       142,870
Shareholders' equity                                       18,923        18,363
                                                         --------      --------
      Total liabilities and shareholders' equity         $160,537      $161,233
                                                         ========      ========

FFD Financial Corporation
-------------------------

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                                             Three months ended
                                                                September 30,
                                                              2006        2005

Total interest income                                        $2,744      $2,163

Total interest expense                                        1,119         834
                                                             ------      ------

      Net interest income                                     1,625       1,329

Provision for losses on loans                                    63          30
                                                             ------      ------

      Net interest income after provision for
       losses on loans                                        1,562       1,299

Other income                                                    169         191

General, administrative and other expense                     1,060       1,023
                                                             ------      ------

      Earnings before income taxes                              671         467

Federal income taxes                                            229         159
                                                             ------      ------

      NET EARNINGS                                           $  442      $  308
                                                             ======      ======

      EARNINGS PER SHARE
        Basic                                                  $.37        $.26
                                                             ======      ======

        Diluted                                                $.37        $.26
                                                             ======      ======